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Exhibit 5.1

June 30, 2017

Neos Therapeutics, Inc.
2940 N. Highway 360
Grand Prairie, TX 75050
(972) 408-1300

  Re:
  Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the "Registration Statement") filed on June 30, 2017 with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 940,924 shares (the "Shares") of the Common Stock, par value $0.001 per share (the "Common Stock"), of Neos Therapeutics, Inc., a Delaware corporation (the "Company"), to be sold from time to time by the selling stockholders listed in the Registration Statement under "Selling Stockholders" (the "Selling Stockholders"), issuable upon conversion of certain Senior Secured Convertible Promissory Notes (the "Notes") issued pursuant to a Facility Agreement, dated May 11, 2016, among the Company and other parties thereto and as amended from time to time.

        We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company's certificate of incorporation is less than the number of Shares.

        The opinion set forth below is limited to the Delaware General Corporation Law.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery upon conversion in accordance with the terms of the Notes, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP

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  Exhibit 5.1